Exhibit 99.1

NEXSTAR MEDIA GROUP REPORTS RECORD FIRST QUARTER NET REVENUE OF $1.21 BILLION

Net Revenue Drives Q1 Operating Income of $329.4 Million, Net Income of $251.4 Million,

Adjusted EBITDA of $642.7 Million and Free Cash Flow of $560.4 Million

Returned $195.2 Million to Shareholders in the First Quarter in the Form of Share Repurchases and Dividends

IRVING, Texas – May 10, 2022 – Nexstar Media Group, Inc. (NASDAQ: NXST) (“Nexstar” or “the Company”) today reported financial results for the first quarter ended March 31, 2022 as summarized below:

Summary 2022 First Quarter Highlights

	Three Months Ended March 31,		%
($ in millions)	2022	2021	Change
Core Advertising Revenue	$428.1	$411.7	+4.0
Political Advertising Revenue	23.7	5.4	+338.9
Total Television Advertising Revenue	$451.8	$417.1	+8.3

Distribution Revenue	667.9	621.2	+7.5
Digital Revenue	78.7	66.4	+18.5
Other Revenue	11.7	9.2	+27.2
Net Revenue	$1,210.1	$1,113.9	+8.6

Income from Operations	$329.4	$284.9	+15.6

Net income	$251.4	$199.2	+26.2

Adjusted EBITDA Before Transaction and Other One-Time Expenses(1)	$644.3	$572.6	+12.5
Adjusted EBITDA(1)	642.7	571.4	+12.5
Adjusted EBITDA Margin(2)	53.1%	51.3%

Free Cash Flow Before Transaction and Other One-Time Expenses(1)	$562.0	$484.7	+15.9
Free Cash Flow(1)	560.4	483.5	+15.9

The contribution from Nexstar’s 31.3% ownership stake in TV Food Network and other investments is included in the Condensed Consolidated Statements of Operations under caption “Income from equity method investments, net” while revenue from NewsNation is included in core advertising revenue and distribution revenue.

(1)
Definitions and disclosures regarding non-GAAP financial information including reconciliations are included at the end of the press release.
(2)
Adjusted EBITDA margin is Adjusted EBITDA as a percentage of net revenue.

CEO Comment

Perry A. Sook, Chairman and Chief Executive Officer of Nexstar Media Group, Inc. commented, “Nexstar had a strong start to 2022, delivering record first quarter financial results. Once again, we exceeded consensus expectations generating all-time high first quarter net revenue and Adjusted EBITDA at a strong 53.1% margin, as well as the highest quarterly free

Nexstar Media Group, Inc. 05/10/2022

cash flow in the Company’s history. Our top- and bottom-line results benefitted from strong year-over-year increases across all of our core and political advertising, distribution and digital revenue sources and first quarter cash distribution from our TV Food Network ownership interest. We returned 34.8% of our first quarter free cash flow to our shareholders through a combination of dividends and share repurchases with another 27.7% allocated toward debt reduction.

“We continue to have excellent three-year visibility on our growth trajectory, given expected strong mid-term and presidential political advertising and distribution agreement renewals representing a significant percentage of our subscribers over this period. The current core television advertising environment also remains healthy despite recent macroeconomic challenges, as businesses continue to leverage Nexstar’s scaled platform to reach consumers. As a result of these factors, we remain confident in our ability to generate pro forma average annual free cash flow in excess of $1.40 billion over the 2022/2023 cycle.

“Nexstar’s powerful and growing diversified media platform produces and distributes some of the most compelling local and national news, sports and entertainment content in America, with the best margins in the business. Our outstanding first quarter results only reinforce our view that Nexstar is well on its way to delivering another year of record financial performance in 2022. As such, we have a solid foundation to continue driving near- and long-term growth and the enhancement of shareholder value.”

First Quarter 2022 Business Highlights

•
Nexstar’s Board of Directors approved a 29% increase in the quarterly cash dividend to $0.90 per share of its Class A common stock, marking the Company’s ninth consecutive annual dividend increase.

•
Nexstar’s Board of Directors voted to recommend that shareholders approve an amendment to the corporate charter to eliminate the company’s Class B and Class C common stock classes. The Class A common stock has been the only class of shares outstanding since 2013.

•
Successfully reached comprehensive multi-year agreements with Paramount Global to renew the existing CBS Television Network affiliations for stations owned by Nexstar and its operating partners in 39 U.S. markets.

•
Recognized in January as a “Leadership Partner” by Feeding America® for its ongoing work to support the organization’s mission to fight hunger and food insecurity through its multi-year partnership.

•
Celebrated Women’s History Month and International Women’s Day through its “Remarkable Women” initiative, the Company’s annual nationwide campaign spotlighting the stories of local women in its markets who are making a positive difference in their local communities.

First Quarter 2022 Financial Highlights

•
Record first quarter net revenue of $1.21 billion increased 8.6% from the prior year quarter.

– Top-line growth was driven by increases across the board in core advertising, political advertising, distribution, digital and other revenue.

– 62.7% of Nexstar’s first quarter net revenue was generated by distribution, digital and other revenue sources.

•
Record first quarter core television advertising revenue of $428.1 million increased 4.0% year-over-year.

– Healthy demand from core advertisers resulted in solid growth in nineteen of Nexstar’s top twenty-five advertising categories which more than offset continued weakness in automotive advertising.

– New-to-television revenue of $35 million increased approximately 27% year-over-year.

Nexstar Media Group, Inc. 05/10/2022

•
Political advertising revenue of $23.7 million increased 338.9% year-over-year.

– The increase reflects strong early mid-term election spending.

•
Record first quarter distribution revenue rose 7.5% year-over-year to $667.9 million.

– The increase reflects the renewal of distribution agreements in 2021 on improved terms and annual rate escalators, partially offset by MVPD subscriber attrition.

•
Record first quarter digital revenue increased 18.5% year-over-year to $78.7 million.

– Top-line growth was driven by strong year-over-year increases in Nexstar’s digital advertising revenue and agency services business, combined with the impact of The Hill which was acquired in Q3 2021.

•
Record first quarter Adjusted EBITDA increased 12.5% to $642.7 million, representing a 53.1% margin and record quarterly free cash flow increased 15.9% to $560.4 million, representing 87.2% of Adjusted EBITDA.

– Growth in Adjusted EBITDA was primarily attributable to increased revenue net of related variable expenses, continued operational focus on controlling fixed expense growth, and a $15.3 million increase in the cash distribution from our investment in TV Food Network as compared to the prior year.

•
In the first quarter of 2022, the Company used cash flow from operations to:

– Reduce debt (net of financing costs and discounts and/or premiums) by approximately $154.8 million, and

– Return $195.2 million to shareholders through the repurchase of 917,923 shares of Nexstar’s Class A common stock at an average price of approximately $172.21 per share for a total cost of $158.1 million, and quarterly cash dividend payments of $37.1 million.

•
As of March 31, 2022, Nexstar had 40.6 million shares of Class A common stock outstanding (the only class of shares outstanding) and $480.1 million available under its share repurchase authorization.

Debt and Leverage Review

•
The consolidated debt of Nexstar and Mission Broadcasting, Inc., an independently owned variable interest entity, at March 31, 2022 was $7,260.3 million, including senior secured debt of $4,478.2 million.

– The Company’s first lien net leverage ratio at March 31, 2022 was 2.10x compared to a covenant of 4.25x.

– The Company’s total net leverage ratio at March 31, 2022 was 3.43x.

The table below summarizes the Company’s debt obligations (net of financing costs, discounts and/or premiums).

($ in millions)	March 31, 2022	December 31, 2021
Revolving Credit Facilities	$61.5	$61.5
First Lien Term Loans	4,416.7	4,571.5
5.625% Senior Unsecured Notes due 2027	1,790.0	1,790.2
4.75% Senior Unsecured Notes due 2028	992.1	991.9
Total Outstanding Debt	$7,260.3	$7,415.1

Unrestricted Cash	$326.2	$190.9

Nexstar Media Group, Inc. 05/10/2022

First Quarter Conference Call

Nexstar will host a conference call at 10:00 a.m. ET today. Senior management will discuss the financial results and host a question-and-answer session. The dial in number for the audio conference call is 929-477-0402, conference ID 5317616 (domestic and international callers). Participants can also listen to a live webcast of the call through the “Events and Presentations” section under “Investor Relations” on Nexstar’s website at www.nexstar.tv. A webcast replay will be available for 90 days following the live event at www.nexstar.tv.

Definitions and Disclosures Regarding non-GAAP Financial Information

Adjusted EBITDA is calculated as net income, plus interest expense (net), loss on extinguishment of debt, income tax expense (benefit), depreciation of property and equipment, amortization of intangible assets and broadcast rights, (gain) loss on asset disposal, impairment charges, (income) loss from equity method investments, distributions from equity method investments and other expense (income), minus reimbursement from the FCC related to station repack and broadcast rights payments. We consider Adjusted EBITDA to be an indicator of our assets’ operating performance and a measure of our ability to service debt. It is also used by management to identify the cash available for strategic acquisitions and investments, maintain capital assets and fund ongoing operations and working capital needs. We also believe that Adjusted EBITDA is useful to investors and lenders as a measure of valuation and ability to service debt.

Free cash flow is calculated as net income, plus interest expense (net), loss on extinguishment of debt, income tax expense (benefit), depreciation of property and equipment, amortization of intangible assets and broadcast rights, (gain) loss on asset disposal, stock-based compensation expense, impairment charges, (income) loss from equity method investments, distributions from equity method investments and other expense (income), minus payments for broadcast rights, cash interest expense, capital expenditures, proceeds from disposals of property and equipment, and operating cash income tax payments. We consider Free Cash Flow to be an indicator of our assets’ operating performance. In addition, this measure is useful to investors because it is frequently used by industry analysts, investors and lenders as a measure of valuation for broadcast companies, although their definitions of Free Cash Flow may differ from our definition.

For a reconciliation of these non-GAAP financial measurements to the GAAP financial results cited in this news announcement, please see the supplemental tables at the end of this release.

With respect to our forward-looking guidance, no reconciliation between a non-GAAP measure to the closest corresponding GAAP measure is included in this release because we are unable to quantify certain amounts that would be required to be included in the GAAP measure without unreasonable efforts. We believe such reconciliations would imply a degree of precision that would be confusing or misleading to investors. In particular, a reconciliation of forward-looking Free Cash Flow to the closest corresponding GAAP measure is not available without unreasonable efforts on a forward-looking basis due to the high variability, complexity and low visibility with respect to the charges excluded from these non-GAAP measures. For example, the definition of Free Cash Flow excludes stock-based compensation expenses specific to equity compensation awards that are directly impacted by unpredictable fluctuations in our stock price. In addition, the definition of Free Cash Flow excludes the impact of non-recurring or unusual items such as impairment charges, transaction-related costs and gains or losses on sales of assets which are unpredictable. We expect the variability of these items to have a significant, and potentially unpredictable, impact on our future GAAP financial results.

About Nexstar Media Group, Inc.

Nexstar Media Group, Inc. (NASDAQ: NXST) is a leading diversified media company that produces and distributes engaging local and national news, sports and entertainment content, including 283,000 hours of original video content each year. Nexstar owns America’s largest local broadcasting group comprised of top network affiliates, with 200 owned or partner stations in 116 U.S. markets reaching 212 million people. Nexstar’s television assets also include NewsNation, America’s

Nexstar Media Group, Inc. 05/10/2022

fastest-growing national news and entertainment cable network reaching 75 million television homes, popular entertainment multicast networks Antenna TV and Rewind TV, and a 31.3% ownership stake in TV Food Network. The Company’s portfolio of digital assets, including The Hill and BestReviews, are collectively a Top 10 U.S. digital news and information property. In addition to delivering exceptional content and service to our communities, Nexstar provides premium multiplatform advertising opportunities at scale for businesses and brands seeking to leverage the strong consumer engagement of our compelling content offering. For more information, please visit www.nexstar.tv.

Forward-Looking Statements

This communication includes forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. Forward-looking statements include information preceded by, followed by, or that includes the words "guidance," "believes," "expects," "anticipates," "could," or similar expressions. For these statements, Nexstar claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The forward-looking statements contained in this communication, concerning, among other things, future financial performance, including changes in net revenue, cash flow and operating expenses, involve risks and uncertainties, and are subject to change based on various important factors, including the impact of changes in national and regional economies, the ability to service and refinance our outstanding debt, successful integration of acquired television stations and digital businesses (including achievement of synergies and cost reductions), pricing fluctuations in local and national advertising, future regulatory actions and conditions in the television stations' operating areas, competition from others in the broadcast television markets, volatility in programming costs, the effects of governmental regulation of broadcasting, industry consolidation, technological developments and major world news events. Nexstar undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this communication might not occur. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this release. For more details on factors that could affect these expectations, please see Nexstar’s other filings with the Securities and Exchange Commission.

Investor Contacts:	Media Contact:
Thomas E. Carter President and Chief Operating Officer Nexstar Media Group, Inc. 972/373-8800	Gary Weitman EVP and Chief Communications Officer Nexstar Media Group, Inc. 972/373-8800 or gweitman@nexstar.tv
Lee Ann Gliha Executive Vice President and Chief Financial Officer Nexstar Media Group, Inc. 972/373-8800
Joseph Jaffoni or Jennifer Neuman
JCIR
212/835-8500 or nxst@jcir.com

-tables follow-

Nexstar Media Group, Inc. 05/10/2022

Nexstar Media Group, Inc.

Condensed Consolidated Statements of Operations
(in millions, except per share amounts, unaudited)

	Three Months Ended March 31,
	2022	2021
Net revenue	$1,210.1	$1,113.9

Operating expenses (income):
Corporate expenses	46.4	43.4
Direct operating expenses	490.0	449.3
Selling, general and administrative expenses, excluding corporate	201.4	200.0
Depreciation of property and equipment	39.1	39.5
Amortization of intangible assets	77.7	73.7
Amortization of broadcast rights	27.8	30.9
Other	(1.7)	(7.8)
Total operating expenses	880.7	829.0
Income from operations	329.4	284.9
Income from equity method investments, net	37.7	29.8
Interest expense, net	(69.2)	(72.1)
Pension and other postretirement plans credit, net	10.9	17.7
Other expenses, net	(4.9)	(1.4)
Income before income taxes	303.9	258.9
Income tax expense	(52.5)	(59.7)
Net income	251.4	199.2
Net loss attributable to noncontrolling interests	0.2	1.7
Net income attributable to Nexstar Media Group, Inc.	$251.6	$200.9

Net income per common share attributable to Nexstar Media Group, Inc.:
Basic	$6.15	$4.64
Diluted	$5.99	$4.42

Weighted average number of common shares outstanding:
Basic	40.9	43.3
Diluted	42.0	45.4

Nexstar Media Group, Inc. 05/10/2022

Nexstar Media Group, Inc.

Reconciliation of Adjusted EBITDA (Non-GAAP Measures)

($ in millions, unaudited)

	Three Months Ended March 31,
Adjusted EBITDA:	2022	2021
Net income	$251.4	$199.2

Add (Less):
Interest expense, net	69.2	72.1
Loss on extinguishment of debt	1.3	1.0
Income tax expense	52.5	59.7
Depreciation of property and equipment	39.1	39.5
Amortization of intangible assets	77.7	73.7
Amortization of broadcast rights	27.8	30.9
Stock-based compensation expense	13.1	11.6
Amortization of right-of-use assets attributable to favorable leases	0.2	0.2
(Gain) loss on asset disposal and operating lease terminations, net	(0.3)	0.2
Transaction and other one-time expenses	1.6	1.2
Income from equity method investments, net	(37.7)	(29.8)
Distributions from equity method investments	193.0	177.7
Pension and other postretirement plans credit, net	(10.9)	(17.7)
Other expenses, net	3.6	0.4
Gain on disposal of stations and business units, net	-	(2.4)
Reimbursement from the FCC related to station repack	(1.7)	(5.4)
Payments for broadcast rights	(33.4)	(45.6)

Adjusted EBITDA before transaction, one-time and other non-cash items	646.5	566.5
Margin %	53.4%	50.9%

Less: Transaction and other one-time expenses	(1.6)	(1.2)

Adjusted EBITDA before other non-cash items	644.9	565.3
Margin %	53.3%	50.7%

Add (Less):
Stock-based compensation expense	(13.1)	(11.6)
Pension and other postretirement plans credit, net	10.9	17.7
Transaction and other one-time expenses	1.6	1.2

Adjusted EBITDA before transaction and other one-time expenses	$644.3	$572.6
Margin %	53.2%	51.4%

Less: Transaction and other one-time expenses	(1.6)	(1.2)

Adjusted EBITDA	$642.7	$571.4
Margin %	53.1%	51.3%

Nexstar Media Group, Inc. 05/10/2022

Nexstar Media Group, Inc.

Reconciliation of Free Cash Flow (Non-GAAP Measure)

($ in millions, unaudited)

	Three Months Ended March 31,
Free Cash Flow:	2022	2021
Net income	$251.4	$199.2

Add (Less):
Interest expense, net	69.2	72.1
Loss on extinguishment of debt	1.3	1.0
Income tax expense	52.5	59.7
Depreciation of property and equipment	39.1	39.5
Amortization of intangible assets	77.7	73.7
Amortization of broadcast rights	27.8	30.9
Stock-based compensation expense	13.1	11.6
Amortization of right-of-use assets attributable to favorable leases	0.2	0.2
(Gain) loss on asset disposal and operating lease terminations, net	(0.3)	0.2
Transaction and other one-time expenses	1.6	1.2
Income from equity method investments, net	(37.7)	(29.8)
Distributions from equity method investments	193.0	177.7
Pension and other postretirement plans credit, net	(10.9)	(17.7)
Other expenses, net	3.6	0.4
Gain on disposal of stations and business units, net	-	(2.4)
Payments for broadcast rights	(33.4)	(45.6)
Cash interest expense	(65.6)	(68.4)
Capital expenditures, excluding station repack and CVR spectrum	(27.8)	(27.6)
Capital expenditures related to station repack	(0.8)	(4.4)
Proceeds from disposal of assets	0.3	1.0
Operating cash income tax payments, net	(3.2)	(5.5)

Free cash flow before transaction, one-time and other non-cash items	551.1	467.0

Less: Transaction and other one-time expenses	(1.6)	(1.2)

Free cash flow before other non-cash items	549.5	465.8

Add: Pension and other postretirement plans credit, net	10.9	17.7
Transaction and other one-time expenses	1.6	1.2

Free cash flow before transaction and other one-time expenses	$562.0	$484.7

Less: Transaction and other one-time expenses	(1.6)	(1.2)

Free cash flow	$560.4	$483.5

# # #